APPENDIX H

CODE OF ETHICS

I.	INTRODUCTION

High ethical standards are essential for the success of the Advisor and to maintain the confidence of clients and investors in investment funds managed by the Advisor (“clients”). The Advisor's long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients. All personnel of the Advisor, including directors, officers and associates of the Advisor, must put the interests of the Advisor’s clients before their own personal interests and must act honestly and fairly in ail respects in dealings with clients. Ali personnel of the Advisor must also comply with all federal securities laws. In recognition of the Advisor’s fiduciary duty to its clients and the Advisor’s desire to maintain its high ethical standards, the Advisor has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Advisor’s clients.

Adherence to the Code and the related restrictions on personal investing is considered a basic condition of employment by the Advisor. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer.

The Compliance Officer is responsible for the overall administration of the Code except with respect to the trading activity of the Personal Accounts (as defined below) related to the Compliance Officer, which will be administered by the Managing Partner.

The Advisor utilizes Schwab Compliance Technologies (“Compliance 11") to administer its compliance reporting and monitoring including Personal Trading, Gifts and Entertainment, Outside Business Activities, and Political Contributions.

Edge Advisors, LLC claims compliance with the CFA Institute Code of Ethics and Standards of Professional Conduct. This claim has not been verified by CFA Institute.

II.	DEFINITIONS

1	Access Person means any of the Advisor’s Supervised Persons (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or (ii) who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic). Since providing investment advice is the Advisor’s primary business, all of the Advisor’s directors, officers and partners are presumed to be Access Persons. Rule 204A-1 (e)(1).

2.	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

3.	Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

4.	Covered Person means any Access Person of the Advisor and any other persons as may be designated by Senior Management.

5.	Personal Account means any account that may hold a Reportable Security:

(i)	In which a Covered Person has any beneficial ownership; or

(ii)	That is maintained by or for:

•	A Covered Person's spouse (other than a legally separated or divorced spouse of the Covered Person for which the Covered Person provides no financial support), domestic partner (of the same or opposite gender) and minor children;

•	Any other immediate family members (e.g., siblings, parents and in-laws) who live in the Covered Person's household;

•	Any person (i) who is financially dependent on the Covered Person, including those persons residing with the Covered Person and those not residing with the Covered Person, such as financially dependent children away at college, or (ii) for whom the Covered Person provides discretionary advisory services; and

•	Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control.

6.	Restricted List shall have the meaning given to it in Section 1V.3 of the Code.

7.	Reportable Security means a security as defined in Section 202(a)(18) of the Advisors Act (15 U.S.C. 80b-2(a)(18)) and any derivative, commodities, options or forward contracts relating thereto, securities-based swaps, interests in limited partnerships and other private funds, shares of exchange-traded funds, and shares of registered funds managed by the Advisor or registered funds whose advisor or principal underwriter controls the Advisor, is controlled by the Advisor, or is under common control with the Advisor (each a “Reportable Fund”) except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by registered open-end funds other than Reportable Funds; and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which is a Reportable Fund.

7.	Short Sale means the sale of securities that the seller does not own.

8.	Supervised Person means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Advisor, or other person who provides investment advice on behalf of the Advisor and is subject to the supervision and control of the Advisor.

III.	APPLICABILITY OF CODE OF ETHICS

Unless otherwise specified, this Code applies to all Covered Persons and Personal Accounts.

IV.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.	General. II is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for a Personal Account is not subject to a restriction contained in this Code or otherwise prohibited by any applicable laws. Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section.

2.	Preclearance of Transactions in Personal Account. A Covered Person must obtain the prior approval of the Compliance Officer before engaging in any transaction in an exchange traded security in his or her Personal Account. The Compliance Officer may approve the transaction if the Compliance Officer concludes that the transaction would comply with the provisions of this Code and is not likely to have any adverse economic impact on clients.

Rule 204A-1 requires preclearance by Access Persons for proposed transactions in “limited offerings”. Preclearance is recommended as an effective interna! control and is especially useful for detecting and preventing potential conflicts of interest involving securities that are eligible for purchase by clients at the same time.

Any approval given under this paragraph will remain in effect for 24 hours.

3.	Prohibitions on Trading in Securities on the Restricted List. Trading of any security of an issuer appearing on the Restricted List (as defined in this Section IV.3) in a Personal Account is prohibited.

4.	Short Sales. A Covered Person may not engage in any short sale in a Personal Account.

5.	Initial Public Offerings. A Covered Person may not acquire any direct or indirect beneficial ownership in any securities in any initial public offering.

6.	Private Placements and Investment Opportunities of Limited Availability. A Covered Person may not acquire any beneficial ownership in any securities in any private placement of securities (including private investment funds such as hedge funds, private equity funds or venture capital funds) (collectively, “Private Placement interests”) or investment opportunity of limited availability unless the Compliance Officer has given express prior written approval. The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the Covered Person by virtue of his or her position with the Advisor, in the case of a Covered Person’s acquisition of Private Placement Interests in a private investment fund managed by the Advisor, the Advisor or its affiliate's agreement to admit the Covered Person into the fund shall constitute prior written approval.

7.	Short Term or Excessive Trading. No Covered Person may purchase and sell the securities of the same issuer within 30 days or engage in more than 20 personal securities transactions during any 30-day period. This provision is designed to limit personal investing and the compliance burden caused by active traders.

8.	Management of Non-Advisor Accounts. Covered Persons are prohibited from managing accounts for third parties who are not clients of the Advisor.

V.	EXCEPTIONS FROM PRECLEARANCE PROVISIONS

This section sets forth limited exceptions to the preclearance requirements. The following transactions are excepted from the preclearance requirements of Section IV.2:

1.	Purchases or sales that are non-volitional on the part of the Covered Person such as purchases or acquisitions arising from stock dividends, dividend reinvestments, stock splits, mergers, consolidations, tender offers or exercise of rights;

2.	Purchases or sales pursuant to an Automatic Investment Plan; and

3.	Subject to compliance with Section VI.4 below, transactions effected in any account over which the Covered Person has no direct or indirect influence or control (e.g., blind trust, discretionary account or trust managed by a third party). This exception includes accounts where Edge Advisors, LLC has discretionary authority over the account and the account is in a defined Edge strategy.

Notwithstanding the above exceptions to the preclearance requirements, unless otherwise noted herein, the restrictions and reporting obligations of the Code continue to apply to any transaction excepted from preciearance pursuant to this Section.

VI.	REPORTING AND OTHER MATTERS

1.	New Accounts. A Covered Person must obtain the Compliance Officer promptly of any new Personal Accounts or existing Personal Accounts that have been moved to a different broker or custodian. The Advisor requests ali Personal Accounts to be maintained at one of the Advisor’s approved personal trading brokers.

2.	Initial and Annual Holdings Reports. A Covered Person must submit initial and annual holdings reports to the Compliance Officer via Compliance 11 as follows;

•	Contents of Holdings Reports.

Initial and annual holdings reports must contain, at a minimum;

a. the title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which the Covered Person has any beneficial ownership;

b. the name of any broker, dealer or bank with which the Covered Person maintains an account in which any securities are held for the Covered Person’s benefit; and

c. the date that the Covered Person submits the report.

•	Timing of Holdings Reports.

a. Initial Holdings Report. A Covered Person must submit to the Compliance Officer an initial holdings report within 45 days of the date of becoming a Covered Person. The information contained in the initial holdings report must be current as of a date no more than 45 days prior to such employment commencement date.

b. Annual Holdings Report. A Covered Person must submit to the Compliance Officer an annual holdings report at least once each 12-month period after submitting the initial holdings report. The information contained in the annual holdings report must be current as of a date no more than 45 days prior to the date the report was submitted.

3.	Quarterly Transaction Reporting. A Covered Person must submit to the Compliance Officer via Compliance 11 quarterly transaction reports.

•	Content of Transaction Reports.

Each transaction report must contain, at a minimum, the following information about each transaction involving a Reportable Security during the quarter in which the Covered Person had, or as a result of the transaction acquired, any beneficial ownership:

a. the date of the transaction, the title, and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Reportable Security involved;

b. the nature of the transaction (i.e., the purchase, sale or any other type of acquisition or disposition);

c. the price of the security at which the transaction was effected;

d. the name of the broker, dealer or bank with or through which the transaction was effected; and

e. the date the Covered Person submits the report.

•	Timing of Transaction Reports.

A Covered Person must submit a transaction report no iater than 30 days after the end of each calendar quarter.

The Advisor permits Covered Persons to direct their brokers to submit duplicate trade confirmations and account statements to the Compliance Officer on their behalf in lieu of providing quarterly transaction reports if the trade confirmations and/or account statements contain the required information outlined above.

•	Transaction and Account Statements from Broker-Dealers and Banks.

A Covered Person who complies with the transaction reporting requirements of the Code by directing his or her intermediaries to provide the Advisor with copies of transaction and account statements must direct each broker and bank where such Covered Person maintains an account that he or she has direct or indirect influence or control to transmit to the Compliance Officer via Compliance 11 each and every trade confirmation and account statement no later than 30 days after the end of each calendar quarter. The Covered Person is required to execute a certification affirming that all transactions in Reportable Securities in which the Covered Person had any beneficial ownership during the period are reflected by such trade confirmations and account statements.

4.	Exceptions to Reporting Requirements. A Covered Person need not submit any report otherwise required under the Code (e.g., quarterly transactions reports or initial and annual holdings reports) with respect to securities held in accounts over which the Covered Person has no direct or indirect influence or control (each, a “Non-Control Account") or transaction reports with respect to transactions effected pursuant to an automatic investment plan.

Prior to relying on the reporting exception for a Non-Control Account, the Covered Person must obtain the approval of the Compliance Officer that the account qualifies as a Non- Control Account. In connection with seeking and maintaining such approval, the Covered Person must submit to the Compliance Officer:

(i) an executed certification that the Covered Person has no direct or indirect influence or control over the account at the time of the initial request for approval (ii) information about the relationship between the trustee or manager of the account and the Covered Person (e.g., family member or other close, personal relationship)

(iv) notwithstanding the exception otherwise available under this Section VIA, any reports or other requirements that may be imposed by the Advisor or Compliance Officer with respect to the account (e.g., annual or periodic holdings or transactions reports).

5.	Violations of the Code. Supervised Persons must report any suspected or actual violations of the Code promptly to the Compliance Officer. The Compliance Officer will keep records of any violation of the Code and of any action taken as a result.

VII.	RECORDKEEPING

The Compliance Officer will keep in an easily accessible place for at least five (5) years copies of this Code, all trade confirmations, account statements, periodic statements and reports of Covered Persons, copies of all preclearance forms, [certifications and other information relating to Non-Control Accounts,] records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code. The Compliance Officer will maintain a list of ail Access Persons of the Advisor currently and for the last five (5) years. Rule 204-2(a)(13) requires the Advisor to keep a record of the names of persons who are currently, or within the past five years were, Access Persons of the Advisor. Alt trade confirmations, account statements and/or periodic statements of Covered Persons may be kept electronically in an excel spreadsheet.

VIII.	OVERSIGHT OF CODE OF ETHICS

1.	Acknowledgment. The Compliance Officer wifi annually distribute a copy of the Code to all Supervised Persons. The Compliance Officer will also distribute promptly all amendments to the Code to all Supervised Persons. All Supervised Persons are required to acknowledge in writing their receipt of this Code annually and upon any amendments.

2.	Review of Transactions. The Compliance Officer will make a best effort review each Covered Person's Reportable Securities transactions and any transactions determined to be a material violation of this Code will be reported promptly to the Advisor's senior management.

3.	Sanctions. Advisor's management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

4.	Authority to Exempt Transactions. The Compliance Officer has the authority to exempt any Covered Person or any persona! securities transaction of a Covered Person from any or all of the provisions of this Code if the Compliance Officer determines that such exemption would not contravene (a) any interests of a client or (ii) any of the provisions of Rule 204A-1 or other applicable law. The Compliance Officer will document any exceptions or exemptions granted to this Code, describing the circumstances and reasons for the exemption.

5.	ADV Disclosure. The Compliance Officer will ensure that the Advisor’s Form ADV (i) describes the Code in Item 11 of Part A and (ii) offers to provide a copy of the Code to any client or prospective client upon request.

IX.	CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code will be treated as confidential to the extent permitted by law.

APPENDIX H1

POLICY AND PROCEDURES REGARDING
TEMPORARY WORKERS AND THIRD PARTY CONSULTANTS

I.	Statement of Policy

The Advisor may, from time to time, engage third party consultants and other types of temporary workers, including interns to provide various services. These engagements vary in terms and structure. This policy applies to individual third-party consultants (“Consultants") and temporary workers and interns (collectively, “Temporary Workers"). To the extent that the Advisor engages a Consultant or Temporary Worker employed by a third-party organization that employs multiple persons (e.g., consulting firms or temporary employment agencies), the Compliance Officer will determine whether and to what extent the following procedures will be applied to such Consultant or Temporary Worker.

Depending on the circumstances of the arrangement, the Advisor may determine that it is appropriate to enter into a written agreement or other documentation with a Consultant prior to retaining or providing compensation to such Consultant. All written agreements with a Consultant must be approved by the Senior Management.

(i)	confirmation that they adhere to compliance policies and procedures reasonably designed to prevent the misuse and disclosure of material nonpublic information; and/or

(ii)	confirmation that they will take measures to protect all information provided by the Advisor or that the Consultant otherwise has about the Advisor and its clients.

(iii)	Consultants and Temporary Workers will be required to execute a form of a • confidentiality agreement (which may be provided for in a consulting or employment agreement).

(iv)	Code of Ethics will be provided for reference as needed.

APPENDIX H2

GIFTS AND BUSINESS ENTERTAINMENT POLICY AND PROCEDURES

I.	Gifts and Business Entertainment Policy. In order to address conflicts of interest that may arise when a Supervised Person accepts [or gives] a gift, favor, special accommodation, or other items of value, the Advisor places restrictions on gifts and certain types of entertainment. Set forth below is the Advisor’s policy relating to gifts and entertainment:

Gifts

•	General - No Supervised Person may give or receive any gifts, service, or other items of more than de minimis value, which for the purpose of this Policy is $100 per calendar year, to or from any person or entity that does business with or potentially could conduct business with or on behalf of the Advisor or a private investment vehicle managed by the Advisor.

•	Preclearance - No Supervised Person may give or receive any gift of more than de minimis value to existing clients, investors, prospective investors, or any entity that does business with or potentially could conduct business with or on behalf of the Advisor or a private investment vehicle managed by the Advisor without the prior written approval of the G&E Committee (which includes the Managing Partner, the CCO and the COO) via Compliance 11.

•	Solicited Gifts - No Supervised Person may use his or her position with the Advisor to obtain anything of value from a broker, client, vendor, person to whom the Supervised Person refers business, or any other entity with which the Advisor or a private investment vehicle managed by the Advisor does business.

•	Cash Gifts - No Supervised Person may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or potentially could conduct business with or on behalf of the Advisor or a private investment vehicle managed by the Advisor.

Entertainment

•	General - Supervised Persons may entertain or accept entertainment, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

•	Preclearance - No Supervised Person may entertain or accept entertainment that is, or may be viewed as, extravagant, excessive, frequent or of such a value as to raise a question of impropriety to or from a broker, vendor, client, investor, prospective investor, or any person or entity that does or potentially could do business with or on behalf of the Advisor or a private investment vehicle managed by the Advisor without the prior approval of the G&E Committee.

II.	Reporting

•	Gifts - Each Supervised Person must promptly report any gifts in excess of de minimis value received in connection with the Supervised Person’s employment on Compliance 11. The G&E Committee may require that any such gift be returned to the provider or that an expense be repaid by the Supervised Person.

•	Entertainment - Each Supervised Person must promptly report any event likely to be viewed as frequent or of such value as to raise a question of impropriety to the G&E Committee via Compliance 11.

Best Practice is to require each Supervised Person to report gifts or business entertainment events contemporaneously with their receipt or occurrence.

•	LM-10 Reporting - The Labor-Management Reporting and Disclosure Act (LMRDA) requires that investment managers report gifts and entertainment expenses provided to union personnel, including personnel associated with union sponsored pension plans, annually on Form LM-10 with the Department of Labor’s Office of Labor-Management Standards.

There is an annual de minimis exemption for $250 or less provided that:

•	Benefits provided to the same union official by different associates of the same investment manager are to be aggregated;

•	Benefits provided to different union officials are not aggregated;

•	When an investment manager pays for a union official to attend an educational conference, the costs of the official’s meals, refreshments, travel, and lodging are counted towards reportable benefits, the costs of conference rooms and audio-visual equipment are not.

Special Rules for Widely-Attended Gatherings:

•	If the cost of the gathering, excluding facility rental, security, and staff time, is $20 or less per person, no Form LM-10 reporting is required;

If the cost of the gathering, as described above, is $125 or less per person (but more than $20), an investment manager may have the same union officials in attendance at two such gatherings during its fiscal year without any Form LM-10 reporting. If the same union official attends three or more such gatherings, the cost attributable to all such gatherings during the fiscal year must be reported.

III.	Monitoring. The Controller with assistance of the G&E Committee, if necessary, monitors reimbursement requests for gifts and entertainment of Supervised Persons to review compliance with this policy.

IV.	Recordkeeping. Records of any gifts and/or entertainment events so reported will be maintained on Compliance 11.

APPENDIX H3

POLICY AND PROCEDURES RELATING TO POLITICAL CONTRIBUTIONS
AND PAYMENTS TO THIRD PARTY SOLICITORS

I.	Statement of Policy

To the extent the Advisor provides or seeks to provide investment advisory services to a government entity,1 the Advisor will take the measures described herein to seek to ensure that contributions to an official of such government entity and payments to any third party who is engaged to solicit advisory business from such government entity are not made with the purpose of influencing the award of an advisory contract or the decision to invest in a covered investment pool managed by the Advisor. All italicized terms used in these procedures are defined in Section III, “Definitions”.

In this regard, the Advisor has adopted policies and procedures in order to comply with Rule 206(4)-5 under the Advisors Act (the "Rule”).2 The Rule, with certain exceptions, prohibits the Advisor from:

(i) receiving compensation for providing investment advisory services to a government entity, directly or indirectly, for two years after the Advisor or any of its covered associates makes a contribution to an official of such government entity,

(ii) coordinating, or soliciting any person or political action committee to make, (a) contributions to an official of a government entity to which the Advisor is providing or seeking to provide advisory services or (b) payments to a political party of a state or locaiity where the Advisor is providing or seeking to provide advisory services to a government entity, and

(iii) making or agreeing to make payments to third parties to solicit advisory business from a government entity on behalf of the Advisor unless such third parties are registered investment advisors or registered broker-dealers who are themselves subject to similar restrictions regarding contributions to officials of government entities as the Advisor.

The Rule applies only to the extent that the Advisor provides or seeks to provide investment advisory services to a government entity, either directly or through a government entity’s investment in a covered investment pool managed by the Advisor.

[1]	The Advisor will be deemed to be seeking to provide investment advisory services to a government entity when it responds to a request for proposal, communicates with the government entity regarding the entity’s formal selection process for investment advisors or engages in some other solicitation of the government entity for the purpose of providing advisory services to such government entity, either directly or through a government entity’s investment in a covered investment pool managed by the Advisor.

[2]	The Advisor may have additional responsibilities under the code of conduct of a government program or plan it manages and/or the laws of the state or city in which such program or plan is located. (See, for example, the Code of Conduct of the New York State and Local Associates’ Retirement System, the New York State and Local Police and Fire Retirement System and the New York State Common Retirement Fund at www.osc.state.ny.us/pension/codeofconduct.pdf.)

II.	Procedures

These procedures seek to ensure that neither the Advisor nor any of its covered associates makes or has made a contribution in violation of the restrictions on political contributions that the Advisor has adopted herein on or after March 14,2011. In addition, these procedures prohibit the Advisor from paying or entering into an agreement to pay a third party to solicit advisory business from a government entity on its behalf unless such third party has affirmed its status as a regulated person.

The Advisor has made the decision to prohibit all political contributions of any kind by both associates and the firm.

A.	Political Contributions

Special Disclosure Prior to Hire. Promotion or Transfer: Prior to the hiring, promotion or transfer of a person that would result in such person serving as a covered associate of the Advisor, such person will be required to disclose, as a condition of the hiring, promotion or transfer, all of the contributions and payments made by such person to Candidates, political action committees and state and local political parties within the preceding two years (if the person will solicit clients for the Advisor) or six months (if the person will not solicit clients for the Advisor). To the extent the Advisor is aware that the person has made a contribution or payment in violation of these procedures, the Advisor will make a determination as to whether to hire, promote or transfer such person to serve as a covered associate.

Indirect Violations: Neither the Advisor nor any of its covered associates may do anything indirectly that would result in a violation of these procedures.

B.	Payments to Third Parties to Solicit Advisory Business from Government Entities

(i)	Review and Approval of Third Party Solicitation Agreements: The Compliance Officer will review and approve each third-party solicitation agreement or arrangement prior to the Advisor entering into such agreement or arrangement.

(ii)	Required Disclosure bv Regulated Persons: Prior to the Advisor providing or agreeing to provide payment to a third party to solicit advisory business from a government entity on its behalf, the Compliance Officer will require the third party to provide, as a condition to the Advisor engaging such third party, a written representation regarding its status as a regulated person. In addition, the Compliance Officer will take any additional measures it deems necessary to verify such third party’s status as a regulated person.

(iii)	Ongoing Review of Regulated Person Status: in the event the Advisor provides or agrees to provide payment to a third party to solicit advisory business , the Advisor will require such third party to provide the Advisor with satisfactory representations that the third party meets and will continue to meet the definition of a regulated person as of such date or will obtain such other evidence as the Advisor deems satisfactory to verify such third party’s status as a regulated person as of such date.

(iv)	Recordkeeping: The Advisor will keep a list of the name and business address of each regulated person to whom the Advisor provides or agrees to provide, on or after a date to be specified by the SEC, directly or indirectly, payment to solicit a government entity ior investment advisory services on its behalf.

C.	Sub-Advisory Arrangements

Hiring of Subadvisor: In the event the Advisor hires a third party to serve as a subadvisor to an account or a covered investment pool in which a government entity invests, the Compliance Officer will require such third party to disclose whether it or any of its covered associates has made a contribution or payment that would result in a serious adverse consequence to such third party under the Rule. In addition, the Compliance Officer will require the third party to verify on an ongoing basis that neither the third party nor any of its covered associates has made a contribution or payment that would result in a serious adverse consequence to such third party under the Rule.

III.	Definitions

“Contributions” means gifts, subscriptions, loans, advances, deposits of money, or anything of value made for: (i) the purpose of influencing any election for federal, state or local office; (ii) payments of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office.

"Covered associates”means (i) the Advisor’s general partners, managing members, executive officers and other individuals with a similar status or function; (ii) the Advisor’s associates who solicit a government entity for the Advisor and persons who supervise, directly or indirectly, such associates; and (iii) any political action committee controlled by the Advisor or by any person described in (i) or (ii) above. An “executive officer” of the Advisor means the president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer of the Advisor who performs a policymaking function or any other person who performs similar policy-making functions for the Advisor.

“Covered Investment Pool” means (i) an investment company registered under the Investment Company Act of 1940 that is an investment option of a plan or program of a government entity or (ii) any company that would be an investment company under Section 3(a) of the Investment Company Act of 1940, but for the exclusion provided from that definition by either Section 3(c)(1), Section 3(c)(7) or Section 3(c)(11) of that Act.

“Government entity” means any state or political subdivision of a state, including (i) any agency, authority or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a “defined benefit plan” as defined in Section 4140) of the Internal Revenue Code, or a state general fund; (iii) a plan or program of a government entity; and (iv) officers, agents or associates of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

"Official” means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of the Advisor by the government entity or (ii) has the authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of the Advisor by the government entity.

“Payments”means gifts, subscriptions, loans, advances or deposits of money or anything of value.

“Regulated person” means

(i) an investment advisor registered with the SEC that has not, and whose covered associates have not, within two years of soliciting a government entity, (A) made a contribution to an official of that government entity other than as permitted by Rule 206{4)-5(b){1), and (B) coordinated or solicited any person or political action committee to make any contribution to an official of a government entity to which the Advisor is providing or seeking to provide investment advisory services or payment to a political party of a state or locality where the Advisor is providing or seeking to provide investment advisory services;

(ii) a “broker”, as defined in Section 3(a)(4) of the Securities Exchange Act of 1934 (the “Exchange Act”), or a “dealer", as defined in Section 3(a)(5) of that Act, that is registered with the SEC and is a member of a national securities association registered under Section 15A of that Act (e.g., FINRA), provided that (A) the rules of the association prohibit members from engaging in distribution or solicitation activities if certain political contributions have been made and (B) the SEC, by order, finds that such rules impose substantially equivalent or more stringent restrictions on broker-dealers than the restrictions imposed by Rule 206(4)-5 of the Advisors Act and that such rules are consistent with the objectives of such Rule; or

(iii) a “municipal advisor" registered with the SEC under Section 15B of the Exchange Act and subject to the rules of the Municipal Securities Rulemaking Board, provided that (A) such rules prohibit municipal advisors from engaging in distribution or solicitation activities if certain political contributions have been made and (B) the SEC, by order, finds that such rules impose substantially equivalent or more stringent restrictions on municipal advisors than the restrictions imposed by Rule 206(4)-5 of the Advisors Act and that such rules are consistent with the objectives of such Rule.

"Solicit” means (i) with respect to investment advisory services, to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, the Advisor, and (ii) with respect to a contribution or payment, to communicate, directly or indirectly, for the purpose of obtaining or arranging a contribution or payment.

APPENDIX H4

WHISTLEBLOWER POLICY AND PROCEDURES

Statement of Policy

The Advisor strives to maintain an environment that encourages compliance with securities laws and internal reporting of any possible violation thereof. The Advisor will not under any circumstances prohibit an employee from reporting a possible securities law violation in connection with the Advisor’s business or operations (referred to herein as “Misconduct.” Each employee is encouraged to immediately report any possible Misconduct that the employee believes has occurred, is ongoing or is about to occur in accordance with these procedures. The Advisor has established these procedures (commonly referred to as “whistleblower procedures”) for the receipt of, and response to, such reports. In addition, an employee may at any time report any Misconduct to the SEC or any other applicable governmental agency without prior notice to the Advisor.

Reporting on Compliance 11

A confidential reporting (whistleblower) form will be available on home page of Compliance 11 for Edge associates. The Form includes the following:

The Firm’s internal policies and procedures encourage associates to report compliance related issues. The purpose of this form is to provide associates with the option of voluntarily reporting compliance related matters on a confidential basis. Retaliation against any associate for reporting compliance related issues is cause for appropriate corrective action of the retaliating associate.

You may also report confidential matters via email to compliance@edgecapparntners.com.

Data to be provided include the Issue, Subtype, Relevant Details, Employee, Acknowledgement (the reporting is voluntary, you understand there may be an internal review and to the best of your knowledge, you have provided all relevant information.)

Upon receipt of a reported item, the Compliance Officer will meet with the Managing Partner or other appropriate member of the Senior Management team to address the item. Under no circumstances will an associate be retaliated upon for reporting Misconduct.

APPENDIX H5

FOREIGN CORRUPT PRACTICES ACT POLICY AND PROCEDURES

POLICY STATEMENT

The Foreign Corrupt Practices Act of 1997, as amended ("FCPA”), is a U.S. criminal statute that prohibits improper payment to, or other improper transactions with, foreign government officials to influence performance of official duties. More specifically, the FCPA prohibits offering to pay, paying, promising to pay, or authorizing the payment, directly or indirectly through a third party, of money or "anything of value" to any "foreign official” in order to influence any act or decision of the foreign official in his or her official capacity or to secure any other improper advantage in order to obtain or retain business.

The Advisor is committed to complying with applicable provisions of the FCPA [and all other equivalent anti-corruption and/or anti-bribery legislation applicable to the Advisor]. Failure to comply with this Policy may lead to disciplinary action, including dismissal, demotion or reprimand and other serious consequences, including possible criminal penalties.

Definitions

Foreign Official means any officer or employee of a foreign government or any department, agency or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or ombehalf of any such public international organization. The definition of Foreign Official should be interpreted broadly, and also includes:

o	officials in the executive, legislative or judicial branches of a foreign government whether at federal (national), state or local level;

o	associates and officers of state-owned, state-controlled, or state-operated enterprises;

o	associates and officers of foreign-government controlled funds, such as pension funds or sovereign-wealth funds;

o	political parties, political party officials and candidates for political office; and

o	associates of public international organizations (e.g., the World Bank, IMF and EU)

Payment of Anything of Value includes paying, offering to pay or promising to pay money or anything of value, including but not limited to cash, gifts, entertainment or travel-related expenses. Additional examples of the types of payments that may be considered payments of value that can violate the FCPA include:

o	in-kind contributions;

o	investment opportunities;

o	subcontracts;

o	positions in joint ventures;

o	favorable contracts;

o	consulting fees;

o	business opportunities;

o	political contributions; and

o	charitable donations and sponsorships.

POLICIES AND PROCEDURES

Prohibition

FCPA Covered Persons are prohibited from making to a Foreign Official a Payment of Anything of Value with the intent to induce the recipient to misuse his or her official position, to obtain any improper advantage or to direct business wrongfully to the Advisor or any other person (a "Prohibited Payment"). FCPA Covered Persons are also prohibited from making any Prohibited Payment to a family member, charitable organization of choice, political campaign, political party or political organization of a Foreign Official.